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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE


FOR:            Trump Hotels & Casino Resorts, Inc. (NYSE: DJT)

CONTACT:        Norma Foerderer
                (212) 832-2000

FOR RELEASE:    October 31, 2001


        TRUMP HOTELS & CASINO RESORTS TO NEGOTIATE DEBT WITH BONDHOLDERS


     NEW YORK, NY -The economic consequences of the September 11th terrorist attacks on the World Trade Center have led New York State to approve the largest gambling package in its history, which includes six casinos, three of which will be ninety minutes away from Manhattan in the Catskills, and video slot machines at numerous racetracks, including Aqueduct in New York City and Yonkers.

     In light of these events, especially the results of the September 11th attack, Trump Hotels & Casino Resorts, Inc. (NYSE: DJT) announced today that it is seeking to negotiate the terms of the public debt to better reflect these economic times. The following debt issues are affected:

     -TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P. 15-1/2% Senior Secured Notes due June 2005;

     -TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP ATLANTIC CITY FUNDING, INC. 11-1/4% Mortgage Notes due May 2006;

     -TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP ATLANTIC CITY FUNDING II, INC. 11-1/4% Mortgage Notes due May 2006;

     -TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP ATLANTIC CITY FUNDING III, INC. 11-1/4% Mortgage Notes due May 2006;

     -TRUMP'S CASTLE ASSOCIATES, L.P. 10-1/4% Senior Notes due April 2003;

     -TRUMP'S CASTLE ASSOCIATES, L.P. 11-3/4% Mortgage Notes due November


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2003; and

     -TRUMP'S CASTLE HOTEL & CASINO, INC. 10-1/4% Senior Notes due April 2003.


Interest will be withheld until such time as discussions between the Company and the bondholders have been finalized. The Company intends to pay interest upon the completion of a successful negotiation.

     Atlantic City will soon take a tremendous economic "hit" from New York State gambling, far beyond anything ever contemplated by previous proposals. In order to position the Company's properties for the future, appropriate concessions are being sought by the Company.

     Trump Hotels & Casino Resorts, Inc. is a public company which is approximately 42% owned by Donald J. Trump. The Company is separate and distinct from all of Mr. Trump's other holdings.